Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Fluidigm Corporation

South San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Fluidigm Corporation, of our report dated June 7, 2013, relating to the consolidated financial statements of DVS Sciences, Inc. as of December 31, 2012 and 2011 and for the years then ended, which appears in this Form 8-K.

/s/ BDO USA, LLP

San Jose, CA

January 29, 2014